AMENDED AND RESTATED ARAMARK
SENIOR EXECUTIVE PERFORMANCE BONUS PLAN

1.    General. This Plan is intended to provide for an annual Bonus Award for the CEO and other designated Senior Executives upon the attainment of annual Performance Measures established by the Committee, which annual Bonus Award will be treated as performance based compensation for purposes of the federal income tax deductibility limitation on executive officer compensation.

2.    DEFINITIONS

"Aramark" means Aramark, a Delaware corporation, and any successor.

“Aramark Group” means Aramark and its subsidiaries, divisions and units, collectively.

“Board” means the board of directors of Aramark.

“Bonus Award” means, with respect to any Participant, such Participant’s opportunity awarded under this Plan, with respect to a given Performance Period, to earn a bonus amount, subject to achievement of the applicable Performance Measures specified for such Performance Period.

"CEO" means the Chief Executive Officer of Aramark or the individual or individuals acting in that capacity.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

"Committee" means the Compensation and Human Resources Committee, a sub-committee thereof or another committee of two or more non-employee directors as may be appointed by the Board; provided, that to the extent necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, each member of the Committee shall, at the time he or she takes any action with respect to a Bonus Award under the Plan, be an outside director within the meaning of Section 162(m).

"Participant" means the CEO and the other Senior Executives designated to participate in this Plan.

“Plan” means this Amended and Restated Aramark Senior Executive Performance Bonus Plan.

"Section 162(m)" means Section 162(m) of the Code or any successor provision, and the regulations promulgated thereunder.

“Section 409A” means Section 409A of the Code, or any successor provision, and the regulations, rulings, notices or other guidance promulgated thereunder.

"Senior Executive" means the CEO and any other officer of Aramark or of any subsidiary of Aramark.

3.    Participation. The CEO and the other Senior Executives shall be eligible to be designated as Participants in this Plan. This Plan shall apply only to the CEO and to those additional Senior Executives designated by the Committee, in writing, as Participants for each Performance Period.

4.    Performance Measures. The “Performance Measures” for a given Performance Period shall be based on attainment of target levels of, a targeted percentage increase in, or, to the extent permitted under Section 162(m), solely the achievement of, one or more of the following measures (all capitalized terms not defined herein shall have the meanings contained in Aramark’s audited financial statements for the relevant Performance Period as such terms and definitions may be expressly modified and established by the Committee with respect to the relevant Performance Period): (1) Earnings Before Interest and Taxes (“EBIT”), (2) Return on Net Assets (“RONA”), (3) Net Income, (4) After Tax Return on Investment (“ATROI”), (5) Sales, (6) Revenues, (7) Earnings Per Share, (8) Total Shareholder Return, (9) Return on Equity (“ROE”), (10) Return on Investment (“ROI”), (11) Total Business Return, (12) Return on Gross Investment (“ROGI”), (13) Operating Cash Flow, (14) Free Cash Flow, (15) Operating Income, (16) Pretax Income, (17) stock price appreciation, (18) Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) or (19) Margin based upon any of EBIT, Operating Income, Pretax Income, EBITDA or any other profit measure. The Performance Measures may be based on absolute Aramark performance, absolute performance of any member of the Aramark Group, or any combination of the members of the Aramark Group, or any of the foregoing’s performance relative to a peer group or other external measure of selected performance. Performance Measures that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. In all events, the Performance Measures shall be established in a manner intended to comply with the requirements of Section 162(m).

5.    Performance Period. The “Performance Period” for any given Bonus Award shall be Aramark’s fiscal year, or such shorter or longer period as may be established by the Committee.

6.    Individual Maximum Amounts; Discretionary Bonuses. The maximum Bonus Award payable to any Participant in respect of any Performance Period that is established as the fiscal year of Aramark under this Plan is $10,000,000 (disregarding any appreciation during any period of deferral under Section 7(e) below). For Performance Periods less than 12 months, the maximum Bonus Award will be adjusted in proportion to the duration of the Performance Period.

7.    ADMINISTRATION

(a) Committee. The Committee shall have the sole and exclusive authority to administer this Plan, including the interpretation of the terms hereof. The Committee shall be entitled to rely on information, opinions, reports and statements presented to the Committee by officers, employees and outside professionals and experts, including Aramark’s financial statements. Any determination by the Committee hereunder shall be final and binding on all Participants, their beneficiaries and Aramark.

(b) Setting of Performance Goals and Bonus Amounts.

(i) The Committee shall, for each Performance Period, establish in writing the amount of the Bonus Award and the Performance Measure or measures for each Participant based on one or more of the performance measures listed in Section 4 above, not later than 90 days after the beginning of such Performance Period (or prior to the expiration of 25% of the Performance Period, if the Performance Period is less than 12 months), so long as, at that time, the attainment of such Performance Measure or Measures is substantially uncertain (within the meaning of Section 162(m)). The Committee may establish different Performance Measures and different individual maximum Bonus Award amounts for each Participant.

(ii)    Subject at all times to Section 6 above, in connection with the foregoing, a Participant’s Bonus Award may be equal to a specified share of a pre-established bonus pool. Such bonus pool may be a pre-established aggregate dollar amount, or may, to the extent in compliance with Section 162(m), be based on the percentage of a specified performance measure (e.g., a percentage of Pretax Income). In no event will the total amount of all specified shares of any bonus pool for any given Performance Period exceed 100% of such bonus pool.

(c) Adjustment for Extraordinary Items. The Committee shall adjust, upward or downward, to the extent permitted by Section 162(m), the Performance Measures to reflect, as applicable: (i) a change in generally acceptable accounting standards or principles, (ii) a significant acquisition or divestiture, or a discontinuation of operations, (iii) a significant capital transaction, (iv) any charges and costs associated with restructurings of the Aramark Group and (v) any other unusual, nonrecurring items which are separately identified and quantified in Aramark’s audited financial statements, Notes to Aramark’s audited financial statements or management’s discussion and analysis of financial condition and results of operations contained in Aramark’s then most recent report filed with the U.S. Securities and Exchange Commission pursuant to applicable law, so long as such accounting change is required or such transaction or nonrecurring item occurs after the Performance Measures for the Performance Period are established, and such adjustments are stated at the time that the Performance Measures are determined. The Committee may also adjust, upward or downward, as applicable, the Performance Measures to reflect any other extraordinary item or event, so long as any such item or event is separately identified as an item or event requiring adjustment of such Performance Measures at the time the Performance Measures are established, and such item or event occurs after the Performance Measures for the Performance Period are established. In all events, any adjustments to be made to the Performance Measures shall be disclosed in a manner intended to satisfy the requirements of Section 162(m).

(d) Negative Discretion. At the time the extent of attainment of the Performance Measures for a given Performance Period is determined by the Committee, the Committee, in its sole discretion, may reduce, but may not increase, the amount of the Bonus Award that would be otherwise payable to a Participant in respect of such Performance Period under this Plan. The Committee may take into consideration any and all factors relating to Aramark’s and the Participant’s performance for such Performance Period.

(e) Payment Only Upon Attainment of Performance Goals.

(i)    A Bonus Award shall be paid to a Participant under this Plan only in accordance with the terms of this Plan and only upon the attainment of the Performance Measures established, adjusted and applied by the Committee for such Participant. Except as explicitly provided in this Plan, no waiver or modification of any Performance Measure may be made. The Committee shall be the sole and exclusive arbiter of the extent, if any, to which the Performance Measures have been attained, and the amount of the Bonus Award payable hereunder. Prior to the payment of any Bonus Award to any Participant under this Plan, the Committee shall certify in writing the extent to which the Performance Measure(s) upon which the Bonus Award may be payable to such Participant have been attained.

(ii)    After Committee certification of the attainment of the Performance Measures, Bonus Awards may be paid immediately (but in no event later than March 15 of the calendar year following the calendar year in which the Performance Period ends) or may be deferred; provided that (A) payment of any Bonus Award will only be made to Participants who were employed with Aramark or one of its subsidiaries on the last day of the applicable Performance Period, and (B) the deferral of any Bonus Award may only be made if (I) the Participant irrevocably elects to defer his or her Bonus Award on or before (x) the calendar year preceding the calendar year in which the Performance Period to which such Bonus Award relates, if the Performance Period is less than 12 full months or (y) the date that is six months prior to the end of the applicable Performance Period in respect of which the Bonus Award is payable, if the Performance Period is at least 12 full months; and (II) such Participant remains continuously employed by Aramark from the later of the beginning of the applicable Performance Period or the date the performance criteria are established in accordance with Section 7(b), through the date of such deferral election.

(iii)    If earned pursuant to the terms of this Plan, a Bonus Award may be payable in the form of cash or settled in shares of common stock of Aramark, restricted stock units that are settled in common stock of Aramark stock or a combination thereof, any of which stock-based awards shall be settled under the Aramark 2013 Stock Incentive Plan as it may be amended or any successor plan.

(f) Claw-back Provisions. All Bonus Awards shall be subject to the provisions of any claw-back policy implemented by Aramark, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

8.    Additional Terms. Unless otherwise specifically provided by this Plan or by the Committee or unless not permitted by Section 162(m), the administrative terms of the Aramark Management Incentive Bonus Plan (as the same shall be in effect from time to time) (“MIB”) shall apply to Bonus Awards payable under this Plan, including by way of example terms relating to such matters as the ability to defer receipt of payment of an annual Bonus Award; provided, however, that in the event of a conflict between this Plan and the MIB, this Plan shall govern.

9.    Stockholder Approval. This Plan shall be effective upon its approval by the stockholders of Aramark.

10.    Amendment. The Committee may, without further action by the stockholders, amend the Plan from time to time as it deems desirable; provided, that no such amendment may increase the group of employees who may receive compensation under the Plan identified in Section 3 above, change the permitted Performance Measures set forth in Section 4 above, increase the maximum Bonus Award payable under the Plan as set forth in Section 6 above or make any other change requiring further stockholder approval under Section 162(m). In addition, with respect to Participants who reside or work outside the United States, the Committee may, in its sole discretion, amend the terms of this Plan with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant.

11.    Duration and Termination. This Plan, unless earlier terminated, shall be effective through the first meeting of the shareholders of Aramark occurring in 2022. The Board may, in its discretion, terminate this Plan at any time.

12.    Compliance with IRC Section 409A. This Plan is intended to be exempt from Section 409A; provided, that with respect to any Bonus Award (or portion thereof) that is deferred pursuant to Section 7(e), such amounts shall constitute nonqualified deferred compensation under Section 409A and shall be compliant with the provisions applicable thereto, and, in the case of any ambiguity with respect to this Plan, this Plan will be interpreted in a manner intended to comply with Section 409A. In furtherance thereof, no payments may be accelerated under this Plan other than to the extent permitted under Section 409A. To the extent that any provision of this Plan violates Section 409A such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then Aramark shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. For purposes of Section 409A, each payment made under this Plan shall be designated as a “separate payment” within the meaning of the Section 409A, and references herein to a Participant’s “termination of employment” shall refer to Participant’s separation from service with Aramark and its affiliates within the meaning of Section 409A. The Committee shall use commercially reasonable efforts to implement the provisions of this section in good faith; provided that neither Aramark, nor the Board, Committee nor any of

Aramark’s or its subsidiaries’ employees, directors or representatives shall have any liability to any Participants with respect to this section 12.

13.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Approved: By the Board of Directors on November 9, 2016 and by the stockholders of Aramark on February 1, 2017.